Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”), entered into as of September 4, 2015 and effective as of September 14, 2015, by and among 21st CENTURY ONCOLOGY, INC., a Florida corporation (the “Company”), 21ST CENTURY ONCOLOGY HOLDINGS, INC., a Delaware corporation (“Holdings”) and LEANNE M. STEWART (“Executive”).

WHEREAS, the Company is engaged in the business of providing radiation therapy and related health care services to cancer patients;

NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties, intending to be legally bound, hereby agree as follows:

1.             EMPLOYMENT. The Company hereby agrees to employ the Executive upon the terms and conditions herein contained, and the Executive hereby agrees to accept such employment for the Term (defined below). The Executive agrees to serve as the Company’s Chief Financial Officer during the Term and shall have the authorities, functions, powers, duties and responsibilities that are customarily associated with such position, including oversight responsibility for the Company’s Finance, Treasury, Tax, and Accounting functions or such duties as the Chief Executive Officer of the Company may reasonably assign to her from time to time and are consistent with the position. As Executive becomes more informed in the nuances of the Company’s operations, the Chief Executive Officer also may assign to Executive the Revenue Cycle function. The Executive shall report to, and be accountable to, the Chief Executive Officer of the Company.

Throughout the Term and except for permitted vacation periods, the Executive shall devote her reasonable best efforts and substantially all of her business time and services to the business and affairs of the Company. Nothing herein shall preclude Executive from serving or continuing to serve on the boards or advisory committees of medical, charitable, or other similar organizations so long as such activities do not materially interfere with Executive’s performance under this Agreement and would not otherwise violate any provision of Sections 9 or 10 of this Agreement.

The Position is based in Ft. Myers, Florida. Executive will relocate to Lee County or Collier County, Florida, no later than six months after her execution of this Agreement, and will reside in such location(s) for the duration of her employment with the Company. The Company will reimburse Executive’s reasonable and customary relocation related expenses, including her legal counsel associated with execution of Agreement, upon receiving receipts proving the expenses incurred, up to a maximum of $125,000.00.

2.             TERM OF AGREEMENT. The initial three (3) year term (“Initial Term”) of employment under this Agreement shall commence as of September 14, 2015 (the “Effective Date”). After the expiration of such Initial Term, the term of the Executive’s employment hereunder shall automatically be extended without further action by the parties for up to two (2)

successive one (1) year renewal terms (“Renewal Terms” and, collectively with the Initial Term, the “Term”), provided that (i) if Executive gives the Company at least one hundred twenty (120) days advance written notice prior to the expiration of the Initial Term of her intention not to renew this Agreement for the first Renewal Term, the Agreement shall terminate upon the expiration of the Initial Term and (ii) after the expiration of the Initial Term, if either party gives the other party at least one hundred twenty (120) days advance written notice prior to the expiration of the then applicable Renewal Term of its intention to not renew this Agreement for an additional Renewal Term, the Agreement shall terminate upon the expiration of the then current Renewal Term.

Notwithstanding the foregoing, during the Initial or any Renewal Term, the Company and the Executive, as applicable, shall be entitled to terminate this Agreement (and the Executive’s employment hereunder), subject to a continuing obligation by the Company to make the payments, if any, required under Section 5 below (or such other obligations of the Company or the Executive to the opposing party hereunder which are intended to survive the termination of this Agreement): (i) due to the occurrence of Executive’s Disability (as defined in Section 5(c) below); (ii) without Cause; or (iii) for Cause; or (iv) with or without Good Reason.

3.             EXECUTIVE COMPENSATION.

(a)  Annual Base Salary. The Executive shall receive an annual base salary during the Term at a rate of not less than Four Hundred Seventy-Five Thousand Dollars ($475,000.00) (the “Base Salary”), payable in installments consistent with the Company’s regular payroll schedule. The CEO and the Compensation Committee (the “Compensation Committee”) shall review this Base Salary at annual intervals.

(b)  Performance Incentive Bonus. The Executive will be eligible for an annual performance-based incentive bonus with a target of up to 85% of Executive’s Base Salary, based on objectives to be defined by the Company’s Compensation Committee, beginning in 2016. For 2015, Executive will be guaranteed a bonus of 40 percent of her base salary ($190,000.00). The bonus amount will be earned upon completion of the performance period and payable on or before March 15 of the year following the performance period.

4.             ADDITIONAL COMPENSATION AND BENEFITS. The Executive shall receive the following additional compensation and welfare and fringe benefits:

(a)  Participation in Benefit Plans. The Executive shall be eligible to participate in the employee benefit and programs maintained by the Company from time to time for its executives and their dependents generally in accordance with the terms and conditions of such plans and programs as in effect from time to time. Notwithstanding the foregoing, the Company may modify or terminate any employee benefit plan (as permitted under the terms of such plan) at any time (provided such change or modification applies to all of the Company’s executives and their dependants or all of its employees generally, as applicable).

(b)  Vacation and Sick Days; Holidays. The Executive shall be entitled to no fewer than twenty (20) vacation days, seven (7) sick days and six (6) holidays for each calendar year (prorated your first year of employment) as well as during each calendar year for the Term and any extensions thereof. Consistent with Company policy and practice, these days do not “carry over” to the succeeding calendar year and unused days are not paid out at or after termination.

(c)  Business Expenses. The Company shall reimburse the Executive, in accordance with the Company’s expense reimbursement policy (as such policy is applied to the Company’s senior executives), for all reasonable expenses she incurs in connection with the Company’s business, including expenses for travel, entertainment of business associates, service and usage charges for business use of cellular phones and similar items, upon presentation by the Executive on a monthly basis of an itemized account of such expenditures with documentation as required by the Company policies.

(d)  Equity. As soon as is reasonably practicable following the start of Executive’s employment hereunder, Executive will be granted an equity award in 21st Century Oncology Investments, LLC (“Investments, LLC”) as a Class E Member. This is the vehicle through which the members of the Company management participate in the equity appreciation of the Company. Subject to the terms of Executive’s grant agreement and the Management Equity Plan, Executive’s equity award will, to the extent vested, entitle Executive to up to .75% of the aggregate growth of Investments, LLC following the grant date (whether such distributions are pursuant to an IPO, change of control, sale of the company or otherwise).

(e)  Other. In addition to the benefits provided pursuant Sections 4(a) through 4(d), the Executive shall be eligible to participate in such other executive compensation and retirement plans of the Company as are available generally to other Company’s senior executives other than plans available solely to the Company’s Chief Executive Officer.

5.             PAYMENTS UPON TERMINATION.

(a)  Termination. If the Executive’s employment terminates for any reason during the Term, the Executive shall receive her earned but unpaid Base Salary on the next regularly-scheduled payroll date and unreimbursed expenses (in accordance with Company’s expense reimbursement policy and Sections 4(c) herein) accrued and unpaid through the date of termination of employment hereunder (the “Termination Date”). The Executive shall also receive (a) any vested benefits and payment of any amounts earned and payable to her (including with regard to the reason for her termination of employment) under the terms of any deferred compensation, pension, incentive or other benefit and perquisite plan maintained by the Company, provided and payable in accordance with the terms of the applicable plan and (b) provided Executive’s employment was not terminated for Cause prior to the applicable bonus payment date and the following is not already paid pursuant to clause (a) of this paragraph, any earned but unpaid annual Performance Bonus for the fiscal year ending prior to the Termination Date. The payments and benefits that the Executive shall be entitled to receive pursuant to this Section 5(a) are collectively referred to as the Executive’s “Accrued Compensation.”

(b)  Severance Payments. If the Executive’s employment is terminated by the Company without Cause by Executive for Good Reason, or there is a Change in Control as defined below, then in addition to payment of the Accrued Compensation, the Company shall also make a series of monthly payments to the Executive for a period of twelve (12) months immediately following the Termination Date so long as the Executive continues to comply with Sections 9 and 10 hereof; provided, that the payments that otherwise would have been made during the sixty (60) day period after the Termination Date shall be made on the first payroll period after the sixtieth (60th) day following the Termination Date and shall include payment of any amounts that would otherwise be due prior thereto. Each such monthly payment shall be a cash payment and equal to 1/12th of the of the sum of (x) Executive’s annual Base Salary, as in effect on the Termination Date, plus (y) the target annual Performance Incentive Bonus, if terminated before the end of year two (2). After year two, annual Performance Incentive Bonus will be calculated based on an average of the years prior to Termination Date. Executive shall also be permitted, to the extent permitted under applicable law and plan documents to continue to participate at the Company’s expense in all benefit and insurance plans, coverage and programs in which she was participating immediately prior to the Termination Date, at the same level as active employees, for a period of twelve (12) months from the Termination Date (Executive will reasonably cooperate with the Company to facilitate the continuation of such benefits, including, with limitation, electing “COBRA” coverage as required by the Company); provided, for the avoidance of doubt, that the Company may modify the continuation coverage contemplated by this Section 5(b) to the extent reasonably necessary to avoid the imposition of any excise taxes on the Company for failure to comply with the nondiscrimination requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and the Health Care and Education Reconciliation Act of 2010, as amended (to the extent applicable) including instead making cash payments to the Executive over the same period in monthly installments in amounts equal to the Company’s portion of the monthly cost of providing such benefits for such period.

For purposes of this Agreement, “Change in Control” means the occurrence of any of the following after the Effective Date:

(i)        one person (or more than one person acting as a group) acquires ownership of stock of the Company that, together with the stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of such corporation; provided that, a Change in Control shall not occur if any person (or more than one person acting as a group) owns more than fifty percent (50%) of the total fair market value or total voting power of the Company’s stock and acquires additional stock;

(ii)       one person (or more than one person acting as a group) acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition) ownership of the Company’s stock possessing thirty percent (30%) or more of the total voting power of the stock of such corporation;

(iii)      a majority of the members of the Board are replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the Board before the date of appointment or election; or

(iv)      the sale of all or substantially all of the Company’s assets.

For purposes of this definition, the following acquisitions shall not constitute a Change in Control: (A) any acquisition or merger with an entity owned, directly or indirectly, by stockholders of the Company in substantially the same proportions as their ownership of the Company, or (B) an underwriter temporarily holding securities pursuant to an offering of such securities. This clause applies only when there is a transfer of the stock of the Company (or issuance of stock) and stock in the Company remains outstanding after the transaction.

Notwithstanding the foregoing, a Change in Control shall not occur unless such transaction constitutes a change in the ownership of the Company, a change in effective control of the Company, or a change in the ownership of a substantial portion of the Company’s assets under Section 409A.

(c)  Disability. The Company shall be entitled to terminate this Agreement and the Executive’s employment with the Company, if the CEO determines in good faith that the Executive has been unable to attend to her duties for at least one-hundred and eighty (180) days, with or without reasonable accommodation, because of a medically diagnosable physical or mental condition, and has received a written opinion from a physician acceptable to the CEO that such condition prevents the Executive from resuming full performance of her duties at such time and during the succeeding onehundred and eighty (180) days or is likely to continue for an indefinite period (any such condition, a “Disability”). If the Company terminates this Agreement due to Executive’s Disability, the Executive shall be entitled to receive, in addition to payment of the Accrued Compensation, a series of monthly payments from the Company for a period of twelve (12) months immediately following the Termination Date with each monthly payment equal to one-twelfth (1/12th) of the Executive’s annual Base Salary, as in effect on the Termination Date so long as the Executive continues to comply with Sections 9 and 10 hereof and any other disability program or insurance policies that may be maintained or provided by the Company.

(d)  Termination for Cause. If the Executive’s employment is terminated by the Company for Cause, the amount the Executive shall be entitled to receive from the Company shall be limited to the Accrued Compensation.

For purposes of this Agreement, the term “Cause” shall be limited to (i) any action by the Executive involving willful disloyalty to the Company, such as embezzlement, fraud, material misappropriation of corporate assets or a material breach of the covenants set forth in Sections 9 and 10 below; (ii) the Executive being convicted of or entering a plea of guilty or no contest or similar plea for a felony (other than a traffic violation); (iii) the Executive being convicted of or entering a plea of guilty or no contest or similar plea with respect to, any lesser crime or offense (x) committed in connection with the performance of her duties hereunder, (y) involving fraud, material dishonesty or moral turpitude or (z) that causes the Company or any of its subsidiaries a substantial and material financial detriment; (iv) substantial neglect or willful misconduct in carrying out Executive’s material duties (other than resulting from the Executive’s Disability) or violations of material policies of the Company (covering items not provided for in Sections 9 and 10 below) and/or its subsidiaries resulting in material harm to the Company or any of its subsidiaries; (v) substantial and repeated failure, refusal or inability (except where due to illness or Disability) to perform Executive’s material duties hereunder; or (vi) Executive’s failure to relocate and reside in the area as required in Section 1. Notwithstanding the foregoing, no termination pursuant to subsection (iv) or (v) shall be treated as termination for Cause unless the CEO has provided the Executive with written notice specifying in reasonable detail the alleged Cause for termination and the Cause within 90 days of knowing of the allegation and is not cured within 30 days after the date of such notice. For purposes hereof, an act or omission shall not be deemed to be willful if taken or omitted in the good faith belief that such act or omission was in, or not opposed to, the best interests of the Company or any of its affiliates or taken based on Company’s legal or accounting counsel.

(e)  Voluntary Termination by the Executive. If the Executive resigns or otherwise voluntarily terminates her employment without Good Reason, the Executive shall only be entitled to the Accrued Compensation upon such termination. If she resigns for Good Reason, Executive shall receive the same severance payments as if she had been terminated without Cause. As used herein, Good Reason means the Executive resigns during the period of three (3) months after the date the Executive is (i) assigned to a position other than Chief Financial Officer of the Company (other than any such assignment for Cause or by reason of Disability) without the Executive’s consent, (ii) assigned duties materially inconsistent with such position (other than any such assignment for Cause or by reason of Disability) without the Executive’s consent, and such assignment is not rectified within 15 business days after written notice to the Company, (iii) transferred to a geographic location of employment more than 30 miles from the current location of employment without the executive’s consent, (iv) directed to report to anyone other than the CEO, without the Executive’s consent, or (v) the Company materially breaches any material term of this Agreement; provided that no breach of this Agreement by the Company shall be deemed to constitute “Good Reason” unless the Executive provides the Company with written notice specifying in detail the alleged breach within ninety (90) days of her knowledge of its occurrence and such breach is not cured within 30 days after the date of such notice.

(f)  Release. In order to receive the Severance Payments and benefits pursuant to this Section 5 (other than the Accrued Compensation), the Executive must execute and not revoke a general release of claims in favor of the Company substantially in the form attached hereto as Exhibit A (provided the Company must deliver an execution version of such a release to the Executive within seven (7) days after the Termination Date). To the extent that such release is not executed and delivered (and no longer subject to revocation, if applicable) within sixty (60) days following the Termination Date, the Executive shall forfeit all rights to any such severance payments and benefits.

6.             DEATH. If the Executive dies during the Term, the Company shall pay to the Executive’s estate, in addition to payment of the Accrued Compensation, a series of monthly payments from the Company to the Executive’s estate for a period of twelve (12) months immediately following the date of death with each monthly payment equal to one-twelfth (1/12th) of the Executive’s annual Base Salary, as in effect on the date of death. In addition, unless such amounts are already payable as part of Accrued Compensation, the death benefits payable by reason of the Executive’s death under any retirement, deferred compensation or other employee benefit plan maintained by the Company shall be paid to the beneficiary designated by the Executive in accordance with the terms of the applicable plan or plans.

7.             SECTION 409A COMPLIANCE. The parties hereto intend that all payments and benefits to be made or provided to the Executive hereunder and under any Plan (as defined in clause (j) below) either will be exempt from, or will be paid or provided in compliance with, all applicable requirements of Section 409A (as defined in clause (j) below), and the provisions of this Agreement and of each Plan (to the extent they relate to the Executive’s entitlements under such Plan) shall be construed and administered in accordance with such intent. In furtherance of the foregoing, the provisions set forth below shall apply notwithstanding any other provision in this Agreement, or (where applicable) any provision in any Plan, to the contrary.

(a)  All payments to be made to the Executive hereunder or under any Plan, to the extent they constitute a deferral of compensation subject to the requirements of Section 409A (after taking into account all exclusions applicable to such payments under Section 409A), shall be made no later, and shall not be made any earlier, than at the time or times specified herein or in any Plan for such payments to be made, except as otherwise permitted or required under Section 409A.

(b)  The date of the Executive’s “separation from service”, as defined in Section 409A (and as determined by applying the default presumptions in Treas. Reg. § 1.409A1(h)(1)(ii)), shall be treated as the date of her termination of employment for purposes of determining the time of payment of any amount that becomes payable to the Executive hereunder and under any Plan upon her termination of employment and that is properly treated as a deferral of compensation subject to Section 409A after taking into account all exclusions applicable to such payment under Section 409A.

(c)  To the extent any payment otherwise required to be made to the Executive hereunder or under any Plan on account of her separation from service is properly treated as a deferral of compensation subject to Section 409A after taking into account all exclusions applicable to such payment under Section 409A, and if the Executive is a “specified employee” under Section 409A at the time of her separation from service, then such payment shall not be made until the first business day after the earlier of (i) the expiration of six months from the date of the Executive’s separation from service, or (ii) the date of her death (such first business day, the “Delayed Payment Date”). On the Delayed Payment Date, there shall be paid to the Executive or, if she has died, to her estate, in a single cash lump sum, an amount equal to aggregate amount of all payments delayed pursuant to the preceding sentence.

(d)  In the case of any amounts payable to the Executive under this Agreement, or under any Plan, that may be treated as payable in the form of “a series of installment payments”, as defined in Treas. Reg. § 1.409A-2(b)(2)(iii), (A) the Executive’s right to receive such payments shall be treated as a right to receive a series of separate payments for purposes of Treas. Reg. § 1.409A-2(b)(2)(iii), and (B) to the extent any such existing Plan does not already so provide, it is hereby amended to so provide, with respect to amounts that may become payable to the Executive thereunder.

(e)  To the extent that the reimbursement of any expenses eligible for reimbursement or the provision of any in-kind benefits under any provision of this Agreement or under any Plan would be considered deferred compensation under Section 409A (after taking into account all exclusions applicable to such reimbursements and benefits under Section 409A): (i) reimbursement of any such expense shall be made by the Company as soon as practicable after such expense has been incurred, but in any event no later than December 31st of the year following the year in which the Executive incurs such expense; (ii) the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided, during any calendar year shall not affect the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; and (iii) the Executive’s right to receive such reimbursements or in-kind benefits shall not be subject to liquidation or exchange for any other benefit.

(f)  Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

(g)  In no event shall any payment under this Agreement that constitutes “deferred compensation” for purposes of Code Section 409A be offset by any other payment pursuant to this Agreement or otherwise.

(h)  The Company agrees that at all times during the Term, it will use its reasonable best efforts to maintain each Plan in documentary and operational compliance with all requirements under Section 409A, in so far as such requirements are applicable to the payments or benefits to be made or provided to the Executive under such Plan. The Company further agrees that to the extent permitted under Section 409A, this Agreement, and the terms of any Plan (to the extent they relate to the Executive’s entitlements under such Plan) shall be modified, as reasonably requested by the Executive, to the extent necessary to comply with all applicable requirements of, and to avoid the imposition of any additional tax, interest and penalties under, Section 409A in connection with, the benefits and payments to be provided or paid to the Executive hereunder or under such Plan. Any such modification shall maintain the original intent and economic benefit to the Executive of the applicable provision of this Agreement or such Plan, to the maximum extent possible without violating any applicable requirement of Section 409A. Any such modification to the terms of any Plan may be made by means of a separate written agreement between the Company and the Executive so as to limit the applicability of such modification to just the payments or benefits to be provided to the Executive under such Plan.

(i)  Notwithstanding anything herein to the contrary, the Company shall not be liable for any additional tax, interest or penalty that may be imposed on the Executive by Section 409A or damages for failing to comply with Section 409A, except as to any failure to comply with Section 409A that results from the Company’s willful failure to comply with the terms of this Agreement or the terms of any Plan.

(j)  For purposes of the foregoing, the following terms shall have the following meanings:

(1)     “Plan” shall mean any plan, program, agreement (other than this Agreement, but including any Exhibits hereto) or other arrangement maintained by the Company or any of its affiliates that is a “nonqualified deferred compensation plan” within the meaning of Section 409A and under which any payments or benefits are to be made or provided to the Executive, to the extent they constitute a deferral of compensation subject to the requirements of Section 409A after taking into account all exclusions applicable to such payments under Section 409A.

(2)     “Section 409A” shall mean section 409A of the Internal Revenue Code of 1986, as amended, the regulations issued thereunder and all notices, rulings and other guidance issued by the Internal Revenue Service interpreting same.

8.             WITHHOLDING. The Company shall, to the extent permitted by law, have the right to withhold and deduct from any payment hereunder any federal, state or local taxes of any kind required by law to be withheld with respect to any such payment.

9.             PROTECTION OF CONFIDENTIAL INFORMATION. The Executive agrees that she will keep all confidential and proprietary information of the Company or relating to its business (including, but not limited to, information regarding the Company’s customers, pricing policies, methods of operation, proprietary computer programs and trade secrets) confidential, and that she will not (except with the Company’s prior written consent), while in the employ of the Company or at any time thereafter, disclose any such confidential information to any person, firm, corporation, association or other entity, other than in furtherance of her duties hereunder, and then only to those with a “need to know”, or subject to confidentiality or nondisclosure agreement. The Executive shall not disclose or make use of any such confidential information for her own purposes or for the benefit of any person, firm, corporation, association or other entity (except the Company) under any circumstances during or at any time after the Term. The foregoing shall not apply to any information which is already in the public domain, or is generally disclosed by the Company or is otherwise in the public domain at the time of disclosure, except if such information is in the public domain as a result of the Executive’s actions in contravention of this Section 9 Notwithstanding the foregoing, the Executive may disclose any such confidential and proprietary information if the disclosure of such information (a) may be required by law, regulation, or court or administrative order (in which event, to the extent the Executive is not legally prohibited from doing so, the Executive shall so notify the Company as promptly as practicable) or (b) is required in connection with the Executive enforcing this Agreement or any other agreement with the Company or defending claims against the Executive or the Company.

The Executive recognizes that because her work for the Company will bring her into contact with confidential and proprietary information of the Company, the restrictions of this Section 9 and 10 are required for the reasonable protection of the Company and its investments and for the Company’s reliance on and confidence in the Executive.

10.          PROHIBITION OF CERTAIN ACTIVITIES. In consideration of the transactions contemplated hereby (including the grant of any equity pursuant to Section 4(d)), the Executive hereby covenants and agrees that she will not, for a period beginning on the date of this Agreement and ending twelve (12) months after such Executive’s Termination Date (i) engage in any business activities for herself or on behalf of any enterprise in any capacity or own any interest in any entity which compete or are competitive with the Company in the business of organizing, establishing, developing, providing or managing radiation therapy services or services ancillary thereto, in any state in which the Company, its subsidiaries, Affiliates and/or any of its joint ventures then operate or has plans to operate as of the Executive’s Termination Date, (ii) interfere or disrupt or attempt to interfere or disrupt, the relationships between the Company, its subsidiaries and/or joint ventures and any patient, referral source or supplier or other person having business relationships with the Company, its subsidiaries and/or joint ventures (the “Client”), (iii) solicit, aid or induce any employee, exclusive representative or exclusive agent of the Company or any of its subsidiaries (the “Employee”) to leave such employment or retention or to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company or hire or retain any such Employee or take any action to materially assist or aid any other person, firm, corporation or other entity in identifying, hiring or soliciting any such Employee, or (iv) publish or make any knowingly false and disparaging statements about the Company and, only with respect to such Person’s affiliation with the Company, any Affiliate of the Company or any of the Company’s or its Affiliate’s directors or officers (the “Protected Parties”), under circumstances where it is reasonably foreseeable that the statements will be made public (provided, that nothing in this clause (iv) shall prohibit the Executive from (a) providing truthful and accurate information to any governmental agency or as otherwise may be required by law, (b) responding publicly to incorrect, disparaging or derogatory public statements made by the Protected Parties to the extent reasonably necessary to correct or refute such statements, (c) conferring in confidence with her legal representatives, or (d) competing fairly with the Protected Parties in the future, to the extent she is otherwise permitted to do so (pursuant to the terms of this Agreement) (the activities described in clauses (i) through (iv) above, collectively, “Prohibited Activities”).

Notwithstanding the foregoing, the restrictions in this Section 10 shall not apply with regard to (a) general solicitations that are not specifically directed to the Employees, (b) serving as a reference at the request of an Employee or (c) actions taken in the good faith performance of the Executive’s duties hereunder. Notwithstanding the foregoing, it shall not be a violation of the restrictions in this Section 10 if the Executive solicits or attempts to solicit the business or patronage of a Client that uses or provides services or supplies to multiple service providers or recipients in the same space as it utilizes or supplies the Company, its subsidiaries and/or joint ventures; provided, that the Executive does not specifically suggest or encourage such Client to terminate or reduce its business relationship with the Company, its subsidiaries and/or joint ventures. The obligations of Section 10 shall be tolled during any period in which the Company fails to make termination-related payments otherwise due the Executive in accordance with this Agreement. Nothing in Section 10 shall restrict Executive from working for any pharmacies, health care related insurance companies, PPOs, HMOs, or integrated health delivery networks that do not primarily provide cancer related services.

For purposes of this Agreement, “Affiliate” shall mean, with respect to any Person (as defined below), any other Person directly or indirectly controlling, controlled by, or under common control with, such Person where “control” shall have the meaning given such term under Rule 405 of the Securities Act of 1933, as amended. For purposes of this Agreement, “Person” shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

11.                               INJUNCTIVE RELIEF. The Executive acknowledges and agrees that it would be difficult to fully compensate the Company for damages resulting from the breach or threatened breach of the covenants set forth in Sections 9 and 10 of this Agreement and accordingly agrees that the Company shall be entitled to temporary and injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, to enforce such provisions in any action or proceeding instituted in the United States District Court for the Middle District of Florida or in any court in the State of Florida having subject matter jurisdiction. This provision with respect to injunctive relief shall not, however, diminish the Company’s right to claim and recover damages.

It is expressly understood and agreed that although the parties consider the restrictions contained in this Agreement to be reasonable, if a court determines that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction on the activities of the Executive, no such provision of this Agreement shall be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such extent as such court may judicially determine or indicate to be reasonable.

The Executive acknowledges and confirms that (a) the restrictive covenants contained in Sections 9 and 10 hereof are reasonably necessary to protect the legitimate business interests of the Company for substantial consideration, and (b) the restrictions contained in Sections 9 and 10 hereof (including without limitation the length of the term of the provisions of Sections 9 and 10 hereof) are not overbroad, overlong, or unfair and are not the result of overreaching, duress or coercion of any kind. The Executive further acknowledges and confirms that her full and faithful observance of each of the covenants contained in Sections 9 and 10 hereof will not cause her any undue hardship, financial or otherwise, and that enforcement of each of the covenants contained herein will not impair her ability to obtain employment commensurate with her abilities and on terms fully acceptable to her or otherwise to obtain income required for the comfortable support of her and her family and the satisfaction of the needs of her creditors. The Executive acknowledges and confirms that her special knowledge of the business of the Company is such as would cause the Company serious injury or loss if she were to use such ability and knowledge to the benefit of a competitor or were to compete with the Company in violation of the terms of Sections 9 and 10 hereof. The Executive further acknowledges that the restrictions contained in Sections 9 and 10 hereof are intended to be, and shall be, for the benefit of and shall be enforceable by, the Company’s successors and assigns.

The provisions of this Agreement necessary to carry out the intention of the parties hereto following the termination or expiration of this Agreement as expressed herein shall survive the termination or expiration of this Agreement (for avoidance of doubt, Sections 5 through 22 of this Agreement shall survive the termination or expiration of this Agreement).

12.                               NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, sent by telecopy or facsimile (with confirmation of receipt), one day after deposit with a reputable overnight delivery service (charges prepaid) and three days after deposit in the U. S. Mail (postage prepaid and return receipt requested) to the address set forth below or such other address as the recipient party has previously delivered notice to the sending party.

(a) If to the Company:

Daniel E. Dosoretz, CEO

21st Century Oncology, Inc

2270 Colonial Boulevard

Fort Myers, FL 33907

Facsimile: (239) 931-7380

with copies (which shall not constitute notice) to:

Kimberly Commins-Tzoumakas

Hall Render

201 W. Big Beaver, Suite 1200

Troy, MI 48084

Facsimile: (248) 740-7501

If to Executive, to the Executive’s home address reflected in the Company’s books and records.

13.                               SEPARABILITY. If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect.

14.                               ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the heirs and representatives of the Executive and the assigns and successors of the Company, but neither this Agreement nor any rights hereunder shall be assignable or otherwise subject to hypothecation by the Executive. The Company and the Executive may only assign this Agreement in the following way: (a) with a prior written consent of the opposing party to this Agreement, (b) by the Executive, to her estate, heirs, or beneficiaries only with respect to the financial benefits of this Agreement, or (c) by the Company, to its successor that continues its business by merger, consolidation or similar corporate transaction, provided, that such entity assumes all of the obligations and duties of the Company hereunder

15.                               ENTIRE AGREEMENT. This Agreement represents the entire agreement of the parties and shall supersede any other previous contracts, arrangements or understandings between the Company and the Executive related to employment. The Agreement may be amended at any time by mutual written agreement of the parties hereto.

16.                               GOVERNING LAW. This Agreement shall be construed, interpreted, and governed in accordance with the laws of the State of Florida, other than the conflicts of laws provisions of such laws.

17.                               SUBMISSION TO JURISDICTION. Any suit, action or proceeding with respect to this Agreement, or any judgment entered by any court in respect of any thereof, shall be brought in any court of competent jurisdiction in the State of Florida, and each of the Company and the Executive hereby submit to the exclusive jurisdiction of such courts for the purpose of any such suit, action, proceeding or judgment. The Executive and the Company hereby irrevocably each waive any objections which it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement brought in any court of competent jurisdiction in the State of Florida, and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in any inconvenient forum.

18.                               WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

19.                               HEADINGS. The headings contained in this Agreement are included for convenience only and no such heading shall in any way alter the meaning of any provision.

20.                               WAIVER. The failure of either party to insist upon strict adherence to any obligation of this Agreement shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing.

21.                               COUNTERPARTS. This Agreement may be executed in two (2) counterparts, each of which shall be considered an original.

22.                               INDEMNIFICATION AND D&O INSURANCE. The Executive shall be indemnified and advanced expenses to the fullest extent permitted or authorized by any policies or governing documents of the Company or, if greater, by applicable law. A directors’ and officers’ liability insurance policy (or policies) shall be kept in place, during the Term and for three (3) years thereafter, to the extent that such coverage is then provided to any other current or former director or officer of the Company, providing coverage to the Executive that is no less favorable to her than the coverage then being provided to any other current or former director or officer of the Company.

23.                               MISCELLANEOUS. The Company represents and warrants that (i) the execution of this Agreement has been duly authorized by the Company, including action of the Board, (ii) the execution, delivery and performance of this Agreement by the Company does not and will not violate any law, regulation, order, judgment or decree or any agreement, plan or corporate governance document of the Company and (iii) upon the execution and delivery of this Agreement, this Agreement shall be the valid and binding obligation of the Company, enforceable in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and by the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law. Should there be a change in control of the Company and the successor in interest does not assume Executive’s Employment Agreement, Executive may terminate this Agreement for Good Reason as defined herein.

IN WITNESS WHEREOF, this Agreement has been duly executed as of the day and year first above written.

21ST CENTURY ONCOLOGY, INC.

By:	/s/ DANIEL E. DOSORETZ

Name: Daniel E. Dosoretz
Title: CEO

21ST CENTURY ONCOLOGY HOLDINGS, INC.

By:	/s/ DANIEL E. DOSORETZ

Name: Daniel E. Dosoretz
Title: CEO

EXECUTIVE:

/s/ LEANNE M. STEWART

EXHIBIT A

Form of Release

THIS RELEASE (this “Release”) is made as of this   th day of                              , 20  , by and between among 21st  CENTURY ONCOLOGY, INC., a Florida corporation (the “Company”), 21ST CENTURY ONCOLOGY HOLDINGS, INC., a Delaware corporation (“Holdings”) and LEANNE M. STEWART (“Executive”).

PRELIMINARY RECITALS

A.                                    Executive and the Company are parties to an Executive Employment Agreement, effective as of September 1, 2015 (the “Agreement”).

B.                                    Executive’s employment with the Company has terminated.

AGREEMENT

In consideration of the payments due Executive under the Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                                      Executive, intending to be legally bound, does hereby, on behalf of herself and her agents, representatives, attorneys, assigns, heirs, executors and administrators (collectively, the “Executive Parties”) REMISE, RELEASE AND FOREVER DISCHARGE the Company, it’s, subsidiaries, parents, joint ventures, and only with respect to such person’s affiliation with the Company, its Affiliates (as defined in the Agreement) and its and their officers, directors, shareholders, members, and managers, and its and their respective successors and assigns, heirs, executors, and administrators (collectively, the “Company Parties”) from all causes of action, suits, debts, claims and demands whatsoever in law or in equity, which Executive or any of the Executive Parties ever had, now has, or hereafter may have, by reason of any matter, cause or thing whatsoever, from the beginning of Executive’s initial dealings with the Company to the date of this Release, and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to Executive’s employment relationship with Company, the terms and conditions of that employment relationship, and the termination of that employment relationship, including, but not limited to, any claims arising under the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621 et seq. (“ADEA”), Title VII of The Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e et seq., the Civil Rights Act of 1966, 42 U.S.C. §1981, the Civil Rights Act of 1991, Pub. L. No. 102-166, the Americans with Disabilities Act, 42 U. S.C. § 12101 et seq., the Age Discrimination in Employment Act, as amended, 29 U.S.C. §621 et seq., the Fair Labor Standards Act, 29 U.S.C. §201 et seq., the National Labor Relations Act, 29 U.S.C. §151 et seq., the Civil False Claims Act, §31 U.S.C §3729 et seq and related state false claims act provisions and any other claims under any federal, state or local common law, statutory, or regulatory provision, now or hereafter recognized, but not including such claims to payments and other rights provided Executive under the Agreement.

This Release is effective without regard to the legal nature of the claims raised and without regard to whether any such claims are based upon tort, equity, implied or express contract or discrimination of any sort. Except as specifically provided herein, it is expressly understood and agreed that this Release shall operate as a clear and unequivocal waiver by Executive of any claim for accrued or unpaid wages, benefits or any other type of payment. Notwithstanding the foregoing, the Executive does not release, discharge or waive any rights to (1) payments and benefits (or other rights) provided under the Agreement, (2) benefit claims under any employee benefit plans in which the Executive is a participant by virtue of her (current or past) employment with the Company or any of its Affiliates (including any claims to vested and accrued benefits and entitlements under any other agreements, plans, programs, awards, policies, arrangements, contracts, instruments and other documents to which the Executive is a party (or is covered by)), (3) any rights the Executive may have as an equity holder of the Company or any of its Affiliates, (4) any rights Executive may have to be indemnified and/or advanced expenses under any corporate document of the Company, any agreement or pursuant to applicable law or to be covered under any applicable directors’ and officers’ liability insurance policies. (5) any rights which the Executive is prohibited from releasing or waiving by law, and (6) any right any of the Executive Parties may have to obtain contribution as permitted by law in the event of entry of judgment against any of them as a result of any act or failure to act for which they, on the one hand, and any of the Company Parties, on the other hand, are jointly liable.

2.                                      Executive expressly waives all rights afforded by any statute which limits the effect of a release with respect to unknown claims. Executive understands the significance of her release of unknown claims and her waiver of statutory protection against a release of unknown claims.

3.                                      Executive agrees that she will not be entitled to or accept any benefit from any claim or proceeding within the scope of this Release that is filed or instigated by her or on her behalf with any agency, court or other government entity.

4.                                      Executive further agrees and recognizes that she has permanently and irrevocably severed her employment relationship with the Company, effective as of the date hereof, that she shall not seek employment with the Company or any affiliated entity at any time in the future, and that the Company has no obligation to employ her in the future.

5.                                      The parties agree and acknowledge that the Agreement, and the settlement and termination of any asserted or unasserted claims against the Company and the Company Parties pursuant to this Release, are not and shall not be construed to be an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by the Company or any of the Company Parties to Executive.

6.                                      Executive certifies and acknowledges as follows:

(a)                                 That she has read the terms of this Release, and that she understands its terms and effects, including the fact that she has agreed to RELEASE AND FOREVER DISCHARGE the Company and all Company Parties from any legal action or other liability of any type related in any way to the matters released pursuant to this Release other than as provided in the Agreement and in this Release.

(b)                                 That she understands the significance of her release of unknown claims and her waiver of statutory protection against a release of unknown claims.

(c)                                  That she has signed this Release voluntarily and knowingly in exchange for the consideration described herein, which she acknowledges is adequate and satisfactory to her and which she acknowledges is in addition to any other benefits to which she is otherwise entitled.

(d)                                 That she has been and is hereby advised in writing to consult with an attorney prior to signing this Release.

(e)                                  That she does not waive rights or claims that may arise after the date this Release is executed or those claims arising under the Agreement with respect to payments and other rights due Executive on the date of, or during the period following, the termination of her Employment.

(f)                                   That the Company has provided her with adequate opportunity, including a period of forty five (45) days from the initial receipt of this Release and all other time periods required by applicable law, within which to consider this Release (it being understood by Executive that Executive may execute this Release less than forty five (45) days from its receipt from the Company, but agrees that such execution will represent her knowing waiver of such 45-day consideration period), and she has been advised by the Company to consult with counsel in respect thereof.

(g)                                  That she has seven (7) calendar days after signing this Release within which to rescind, in a writing delivered to the Company, the portion of this Release related to claims arising under ADEA or any other claim arising under any other federal, state or local that requires extension of this revocation right as a condition to the valid release and waiver of such claim.

(h)                                 That at no time prior to or contemporaneous with her execution of this Release has she filed or caused or knowingly permitted the filing or maintenance, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency or other tribunal, any charge, claim or action of any kind, nature and character whatsoever (“Claim”), known or unknown, suspected or unsuspected, which she may now have or has ever had against the Company Parties which is based in whole or in part on any matter released herein; and, subject to the Company’s performance under this Release, to the maximum extent permitted by law, Executive is prohibited from filing or maintaining, or causing or knowingly permitting the filing or maintaining, of any such Claim in any such forum. Executive hereby grants the Company her perpetual and irrevocable power of attorney with full right, power and authority to take all actions necessary to dismiss or discharge any such Claim. Executive further covenants and agrees that she will not encourage any person or entity, including but not limited to any current or former employee, officer, director or stockholder of the Company, to institute any Claim against the Company Parties or any of them, and that except as expressly permitted by law or administrative policy or as required by legally enforceable order she will not aid or assist any such person or entity in prosecuting such Claim.

7.                                      The Company (meaning, solely for this purpose, the Company’s directors and executive officers and other individuals authorized to make official communications on the Company’s behalf) will not disparage Executive or Executive’s performance or otherwise take any action which could reasonably be expected to adversely affect Executive’s personal or professional reputation. Similarly, the Executive will not disparage any Company Party or otherwise take any action which could reasonably be expected to adversely affect the personal or professional reputation of any Company Party.

8.                                      Executive agrees that she will not disparage or denigrate to any person any aspect of her relationship with the Company or any of its Affiliates or any Company Party, nor the character of the Company or any of its subsidiaries or their respective agents, representatives, products, or operating methods, whether past, present, or future, and whether or not based on or with reference to their past relationship; provided, however, (a) that this paragraph and the immediately preceding paragraph shall have no application to any evidence or testimony requested of Executive or the Company by any court or government agency and shall not prohibit the Executive or the Company from (i) responding publicly to incorrect, disparaging or derogatory public statements made by the other party to the extent reasonably necessary to correct or refute such statements, and (ii) conferring in confidence with her or its legal representatives and (b) nothing in this Release shall prohibit the Executive from competing fairly with the Protected Parties, as such term is defined in the Agreement, in the future, to the extent she is otherwise permitted (pursuant to the terms of the Agreement).

9.                                      Miscellaneous

(a)                                 This Release and the Agreement, and any other documents expressly referenced therein, constitute the complete and entire agreement and understanding of Executive and the Company with respect to the subject matter hereof, and supersedes in its entirety any and all prior understandings, commitments, obligations and/or agreements, whether written or oral, with respect thereto; it being understood and agreed that this Release and including the mutual covenants, agreements, acknowledgments and affirmations contained herein, is intended to constitute a complete settlement and resolution of all matters set forth in Section 1 hereof.

(b)                                 The Company Parties are intended third-party beneficiaries of this Release, and this Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Company Parties hereunder. Except and to the extent set forth in the preceding two sentences, this Release is not intended for the benefit of any Person other than the parties hereto, and no such other person or entity shall be deemed to be a third party beneficiary hereof. Without limiting the generality of the foregoing, it is not the intention of the Company to establish any policy, procedure, course of dealing or plan of general application for the benefit of or otherwise in respect of any other employee, officer, director or stockholder, irrespective of any similarity between any contract, agreement, commitment or understanding between the Company and such other employee, officer, director or stockholder, on the one hand, and any contract, agreement, commitment or understanding between the Company and Executive, on the other hand, and irrespective of any similarity in facts or circumstances involving such other employee, officer, director or stockholder, on the one hand, and Executive, on the other hand.

(c)                                  The invalidity or unenforceability of any provision of this Release shall not affect the validity or enforceability of any other provision of this Release, which shall otherwise remain in full force and effect.

(d)                                 This Release may be executed in separate counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

(e)                                  The obligations of each of the Company and Executive hereunder shall be binding upon their respective successors and assigns. The rights of each of the Company and Executive and the rights of the Company Parties shall inure to the benefit of, and be enforceable by, any of the Company’s, Executive’s and the Company Parties’ respective successors and assigns. The Company and the Execute may only assign this Release in the following way: (a) with a prior written consent of the opposing party to this Release, (b) by the Executive, to her estate, heirs, or beneficiaries, or (c) by the Company, to its successor that continues its business by merger, consolidation or similar corporate transaction, provided, that such entity assumes all of obligations and duties of the Company hereunder

(f)                                   No amendment to or waiver of this Release or any of its terms shall be binding upon any party hereto unless consented to in writing by such party.

(g)                                  ALL ISSUES AND QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF FLORIDA, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF FLORIDA OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAW OF ANY JURISDICTION OTHER THAN THE STATE OF FLORIDA.

* * * * *

Intending to be legally bound hereby, Executive and the Company have executed this Release as of the date first written above.

[NAME]

By:

Name:

Title:

READ CAREFULLY BEFORE SIGNING

I have read this Release and have been given adequate opportunity, including [21] [45] days from my initial receipt of this Release, to review this Release and to consult legal counsel prior to my signing of this Release. I understand that by executing this Release I will relinquish certain rights or demands I may have against the Company Parties or any of them.

[Name]

Witness: